EXHIBIT 17(g)

MERRILL LYNCH GLOBAL UTILITY FUND, INC. MERRILL LYNCH UTILITY INCOME FUND, INC.

Dear Shareholder:

You are being asked to consider a transaction involving Merrill Lynch Utility Income Fund, Inc. (“Utility Income”) and Merrill Lynch Global Utility Fund, Inc. (“Global Utility”). The transaction is a reorganization in which Global Utility will, in effect, acquire Utility Income. The following chart outlines the reorganization structure.

Surviving Fund	Fund to be Acquired

Merrill Lynch Global Utility Fund, Inc.	Merrill Lynch Utility Income Fund, Inc.

On June 27, 2000 there will be special Shareholders’ Meeting to consider the Reorganization. This reorganization must be approved by the shareholders of Utility Income in order for it to occur. A combined proxy statement and prospectus that provides information about the proposed Reorganization and about each mutual fund involved is enclosed.

Under the Agreement and Plan of Reorganization, you are being asked to approve a transaction in which Global Utility will acquire substantially all of the assets and assume substantially all the liabilities of Utility Income in exchange for newly issued shares of Global Utility. If the transaction is approved, Utility Income will distribute these shares to its shareholders on the basis described in the combined proxy statement and prospectus. The aggregate net asset value of Global Utility shares received by each shareholder of Utility Income will equal the aggregate net asset value of that shareholder’s Utility Income shares on the valuation date.

Utility Income’s Board of Directors has reviewed the reorganization proposal and recommends that you vote FOR the proposal after carefully reviewing the enclosed materials.

Your vote is important. Please take a moment now to sign and return your proxy card in the enclosed postage paid return envelope. You may also vote on the Internet by visiting http://www.proxyvote.com and entering the 12 digit control number located on your proxy card. If we do not hear from you after a reasonable amount of time, you may receive a telephone call from our proxy solicitor, Shareholder Communications Corporation, reminding you to vote your shares.

Board of Directors
Merrill Lynch Utility Income Fund, Inc.

ENCLOSURES